Exhibit 99.1

STARTEK Reports Second Quarter 2017 Results

- Q2 Net Income up to $0.6 Million with 91% Growth in Adjusted EBITDA* to $4.4 Million -

GREENWOOD VILLAGE, CO - August 9, 2017 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported its second quarter 2017 financial results.

Second Quarter 2017 Summary (vs. year-ago quarter where applicable)

•	Total revenue was $74.0 million compared to $73.7 million.

•	Gross profit increased 28% to $9.0 million, with gross margin up 260 basis points to 12.1%.

•	Net income increased significantly to $0.6 million or $0.03 per diluted share, compared to $(1.7) million or $(0.11) per share.

•	Adjusted EBITDA* increased 91% to $4.4 million.

•	Won $62.3 million of new business (annual contract value), including a new entertainment client and several expanded client engagements including a healthcare client.

Management Commentary
“Our persistent focus on operating efficiency and high-grading revenues continues to improve profitability, which led to the strongest second quarter of net income since 2009,” said Chad Carlson, CEO of STARTEK. “This was also our seventh consecutive quarter of gross margin expansion, further reflecting the momentum in our business.

“We recorded more than $62 million of new bookings during the quarter, bringing our last 12 months of new bookings to $135 million. Due to this strong booking performance, which exceeded our expectations, we have made a decision to intensify margin improvement by eliminating subpar business by year end. During the past 18 months and over the rest of this year, we will have replaced approximately $86 million of revenue with better margin business. Despite this short-term transition, we believe our high-grading effort will position STARTEK for stronger, more profitable growth in the future.”

Second Quarter 2017 Financial Results
Total revenue in the second quarter was $74.0 million compared to $73.7 million in the year-ago quarter. The increase was primarily due to $6.8 million of new business and net growth from existing clients, offset by $5.0 million of lower volumes related to the company’s margin improvement plan and only $1.5 million in lost programs.

Gross profit in the second quarter of 2017 increased 28% to $9.0 million compared to $7.0 million in the same period of 2016.

Gross margin in the second quarter increased 260 basis points to 12.1% compared to 9.5% in the year-ago quarter, with the increase attributable to contract optimization and increased capacity utilization.

Selling, general and administrative (SG&A) expenses were $8.2 million in the second quarter of 2017 compared to $8.1 million in the year-ago quarter. As a percentage of revenue, SG&A remained consistent at 11.0% for the quarter as compared to the year-ago quarter.

Net income for the quarter increased significantly to $0.6 million or $0.03 per diluted share, compared to a net loss of $1.7 million or $(0.11) per share in the year-ago quarter.

Adjusted EBITDA in the second quarter increased 91% to $4.4 million compared to $2.3 million in the year-ago quarter. The increase was due to new client wins, higher gross margins and improved operating efficiencies.

Free cash flow* in the second quarter was $3.1 million.

At June 30, 2017, the company’s cash position was $1.9 million compared to $1.0 million at December 31, 2016. STARTEK closed the quarter with a $18.9 million balance on its $50 million credit facility compared to $26.0 million outstanding at December 31, 2016.

*A non-GAAP measure defined below

Conference Call and Webcast Details
STARTEK will hold a conference call today at 4:30 p.m. Eastern time to discuss its second quarter 2017 results. Management will host the conference call, followed by a question and answer period.

Date: Wednesday, August 9, 2017
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-844-239-5283
International dial-in number: 1-574-990-1022
Conference ID: 51056094

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the STARTEK website.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through 7:30 p.m. on August 16, 2017.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 51056094

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our clients’ brands. For over 30 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Liolios
Sean Mansouri or Cody Slach
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$73,979	$73,733	$151,631	$151,769
Cost of services	64,992	66,722	132,630	136,369
Gross profit	8,987	7,011	19,001	15,400
Selling, general and administrative expenses	8,171	8,120	16,053	15,901
Impairment losses and restructuring charge, net	412	158	412	170
Operating income (loss)	404	(1,267)	2,536	(671)
Interest and other (expense), net	84	(371)	(283)	(811)
Income (loss) before income taxes	488	(1,638)	2,253	(1,482)
Income tax (benefit) expense	(66)	46	(94)	171
Net income (loss)	$554	$(1,684)	$2,347	$(1,653)

Net income (loss) per common share - basic	0.03	(0.11)	0.15	(0.11)
Weighted average shares outstanding - basic	15,916	15,719	15,866	15,709
Net income (loss) per common share - diluted	0.03	(0.11)	0.14	(0.11)
Weighted average shares outstanding - diluted	17,247	15,719	17,127	15,709

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,889	$1,039
Trade accounts receivable, net	56,685	60,179
Other current assets	4,218	3,810
Total current assets	62,792	65,028
Property, plant and equipment, net	19,092	23,276
Other assets	18,414	18,504
Total assets	$100,298	$106,808
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$26,908	$54,364
Other liabilities	25,191	7,700
Total liabilities	52,099	62,064
Total stockholders’ equity	48,199	44,744
Total liabilities and stockholders' equity	$100,298	$106,808

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Activities
Net income (loss)	$554	$(1,684)	$2,347	$(1,653)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	$2,771	3,074	5,733	6,304
Share-based compensation expense	$301	336	530	825
Changes in operating assets & liabilities and other, net	$375	$2,994	$2,574	$4,108
Net cash provided by operating activities	$4,001	4,720	11,184	9,584
Investing Activities
Purchases of property, plant and equipment	$(941)	(183)	(2,054)	(594)
Proceeds from sale of assets	$—	13	342	13
Cash paid for acquisition of businesses	$—	(197)	—	(414)
Net cash used in investing activities	$(941)	(367)	(1,712)	(995)
Financing Activities
Other financing, net	$(2,549)	(4,029)	(8,624)	(10,049)
Net cash used in financing activities	(2,549)	(4,029)	(8,624)	(10,049)
Effect of exchange rate changes on cash	$14	100	2	88
Net increase (decrease) in cash and cash equivalents	$525	424	850	(1,372)
Cash and cash equivalents at beginning of period	$1,364	$830	$1,039	$2,626
Cash and cash equivalents at end of period	$1,889	$1,254	$1,889	$1,254

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measures of Adjusted EBITDA and Free cash flow. Reconciliation of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

Adjusted EBITDA:

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment and restructuring charges, depreciation and amortization expense, gain (loss) on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items permits a more meaningful comparison and understanding of our strength and performance of our ongoing operations for our investors and analysts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$554	$(1,684)	$2,347	$(1,653)
Income tax expense (benefit)	(66)	46	(94)	171
Interest expense	414	371	832	729
Impairment losses and restructuring charges, net	412	158	412	166
Depreciation and amortization expense	2,771	3,067	5,733	6,297
Share-based compensation expense	301	336	530	825
Adjusted EBITDA	$4,386	$2,294	$9,760	$6,535

Free cash flow:

The Company defines non-GAAP free cash flow as Net cash provided by (used in) operating activities reduced by capital expenditures. We use free cash flow, and ratios based on it, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flows since capital expenditures are a necessary component of ongoing operations. Free cash flow is used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow reflects an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	4,001	4,720	11,184	9,584
Less: capital expenditures	(941)	(183)	(2,054)	(594)
Free cash flow	$3,060	$4,537	$9,130	$8,990